                                                                   EXHIBIT 10.21



[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.]





                                LICENSE AGREEMENT
                                     BETWEEN
                           HUMAN GENOME SCIENCES, INC.
                                       AND
                               VICAL INCORPORATED

                                FEBRUARY 24, 2000

                                TABLE OF CONTENTS


1     BACKGROUND                             1
2     DEFINITIONS                            2
3     GRANTS AND COVENANTS                   7
4     HGS PRODUCTS                          11
5     VICAL PRODUCTS                        13
6     MILESTONES AND ROYALTIES              16
7     TECHNOLOGY TRANSFER                   20
8     PRODUCT DEVELOPMENT                   21
9     CONFIDENTIALITY                       23
10    PATENT PROSECUTION AND LITIGATION     25
11    STATEMENTS AND REMITTANCES            28
12    TERM AND TERMINATION                  29
13    WARRANTIES AND REPRESENTATIONS        31
14    INDEMNIFICATION                       33
15    FORCE MAJEURE                         35
16    DISPUTE RESOLUTION                    35
17    SEPARABILITY                          36
18    ENTIRE AGREEMENT                      36
19    NOTICES                               37
20    ASSIGNMENT AND CHANGE OF CONTROL      38
21    COUNTERPARTS                          38
22    WAIVER                                38
23    INDEPENDENT RELATIONSHIP              39
24    FURTHER ACTIONS                       39

                                LICENSE AGREEMENT


THIS AGREEMENT ("Agreement"), dated as of the 24th of February 2000 (the "Effective Date"), is entered into by Human Genome Sciences, Inc. ("HGS"), a Delaware corporation, having a place of business at 9410 Key West Avenue, Rockville, Maryland 20850, and Vical Incorporated ("VICAL"), a Delaware corporation, having a place of business at 9373 Towne Center Drive, San Diego, California 92121.

1        BACKGROUND

1.1 HGS is in possession of certain human gene sequence information and has the ability and desire to develop and commercialize and to have developed and commercialized gene therapy products based on that sequence information.

1.2 VICAL is in possession of certain gene therapy delivery methods and has the ability and desire to develop and commercialize and to have developed and commercialized gene therapy products based on those delivery methods.

1.3 Vascular Genetics Inc. ("VGI") has an exclusive license from HGS for the use of the gene Vascular Endothelial Growth Factor-2 ("VEGF-2") in the gene therapy treatment of vascular diseases. HGS holds a significant equity interest in VGI.

1.4 HGS, VICAL, and VGI have agreed in an Investment Agreement, dated February 24, 2000 (the "Investment Agreement") to undertake a series of transactions in which (1) VGI will receive a license from VICAL for the use of VICAL's gene therapy delivery methods in conjunction with VEGF-2; (2) HGS will receive a license from VICAL for the use of certain VICAL technology with respect to certain genes; (3) VICAL will receive a license from HGS for the use of certain genes as gene therapy products; (4) VICAL will receive an equity interest in VGI, which VGI will have certain rights to redeem; and (5) HGS will receive additional equity in VGI and will have returned to it by VGI rights to certain genes licensed to VGI by HGS.

1.5 To effect this series of transactions pursuant to the terms and conditions of the Investment Agreement, this Agreement is being simultaneously executed with (1) a license agreement between VICAL and VGI; (2) a second amendment to the license agreement between HGS and VGI; (3) certain other agreements, all as set forth in the Investment Agreement.

2        DEFINITIONS.

2.1 "AFFILIATE" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, the specified individual or entity. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty (50%) or more of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact gives such individual or entity the power or ability to control the management, business and affairs of an entity shall also constitute control.

2.2 "CONFIDENTIAL INFORMATION" shall mean, with respect to a party, all information (and all tangible and intangible embodiments thereof), which is owned or controlled by such party, is disclosed by such party to the other party pursuant to this Agreement and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving party and described as such in writing within thirty (30) days after such disclosure. Notwithstanding the foregoing, CONFIDENTIAL INFORMATION of a party shall not include information which, and only to the extent, the receiving party can establish by written documentation (a) has been publicly known prior to disclosure of such information by the disclosing party to the receiving party, (b) has become publicly known, without fault on the part of the receiving party, subsequent to disclosure of such information by the disclosing party to the receiving party, (c) has been received by the receiving party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information free of confidentiality obligations, (d) has been otherwise known by the receiving party free of confidentiality obligations prior to disclosure of such information by the disclosing party to the receiving party, or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of such information disclosed by the disclosing party to the receiving party.

2.3 "CYTOFECTIN DELIVERY TECHNOLOGY" shall mean all patentable or unpatentable inventions, discoveries, technology and information of any type whatsoever, including without limitation compositions, methods, processes, confidential information, technical information, knowledge, experience and know-how regarding the use of cytofectins (including cationic lipids) in the delivery of GENES into a patient for the treatment or prevention of one or more diseases or conditions; in each case which is owned by or licensed to VICAL on the Effective Date or during the term of this Agreement, all to the extent and only to the extent that VICAL now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

2.4 "DIRECT INJECTION TECHNOLOGY" shall mean all patentable or unpatentable inventions, discoveries, technology and information of any type whatsoever, including without limitation compositions, methods, processes, confidential information, technical information, knowledge, experience and know-how regarding the direct injection of GENES (including plasmid DNA-based delivery technology) into a patient to cause the IN VIVO expression of a desired protein, thereby effecting delivery of such protein, to a patient for the treatment or prevention of one or more diseases or conditions; in each case which is owned by or licensed to VICAL on the Effective Date or during the term of this Agreement, all to the extent and only to the extent that VICAL now has or will have during the term of this Agreement the right to grant licenses, immunities or other rights thereunder.

2.5 "DNA PROCESS TECHNOLOGY" shall mean all patentable or unpatentable inventions, discoveries, technology and information of any type whatsoever, including without limitation compositions, methods, processes, confidential information, technical information, knowledge, experience and know-how regarding technologies related to the manufacture and processing of plasmid DNA for human use; in each case , which is owned by or licensed to VICAL on the Effective Date or during the term of this Agreement, all to the extent and only to the extent that VICAL now has or will have during the term of this Agreement the right to grant licenses, immunities or other rights thereunder.

2.6 "EXCLUSIVE HGS PRODUCT" means any product or part thereof (a) the manufacture, use or sale of which is covered by an VICAL PATENT or is otherwise based on, uses or incorporates the VICAL TECHNOLOGY and (b) comprises an HGS RESEARCH GENE as to which HGS has exercised an option under Paragraph 3.2 and been granted a license under Paragraph 4.3.

2.7 "EXCLUSIVE VICAL PRODUCT" means any product or part thereof (a) the manufacture, use, or sale of which is covered by a HGS PATENT or is otherwise based on, uses or incorporates the HGS TECHNOLOGY, and (b) comprises a VICAL RESEARCH GENE as to which VICAL has exercised an option under Paragraph 3.6 and been granted a license under Paragraph 5.4.

2.8 "FIELD" shall mean the intervention, treatment and/or prevention of a disease or disorder in humans by GENE THERAPY.

2.9 "GENE" shall mean a human nucleotide sequence, including DNA, RNA and complementary and reverse complementary nucleotide sequences thereto, whether coding or non-coding and whether intact or a fragment.

2.10 "GENE THERAPY" shall mean the treatment or prevention of a disease, or remedying a gene deficiency of humans by genetic modification of somatic cells (IN VIVO or EX VIVO) with DNA whereby an active transcription process results in the expression of a protein or oligo(poly)nucleotide encoded by said DNA in a human.

2.11 "HGS DATABASES" shall mean all data and information which during the term of this Agreement is owned by HGS or to which HGS has the right to grant access, regarding (i) sequence data with respect to genetic material (and the corresponding clones) and expression products thereof, (ii) information on biological function of such genetic material and expression products, and (iii) clones, cell lines and vectors.

2.12 "HGS IMPROVEMENTS" shall mean all patentable or unpatentable inventions, discoveries, or other technology regarding VICAL RESEARCH GENES or the protein(s) encoded thereby or the use of either of the foregoing, but expressly excluding a formulation or combination of a GENE and the delivery vehicle for such GENE, made or conceived by VICAL solely or jointly with others during the term of this Agreement.

2.13 "HGS PATENT(S)" shall mean (a) all patent applications filed in any country before or after the Effective Date; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation, utility and design patents and certificates of invention; and (c) all continuations, continuations-in-part, divisionals, additions, reissues, renewals, re-examinations or extensions, or SPCs to any such patents and patent applications; in each case which during the term of this Agreement are or become owned by HGS or to which HGS otherwise has, now or in the future, the right to grant licenses and which claim in whole or in part GENES, HGS TECHNOLOGY or the use thereof in the FIELD.

2.14 "HGS RESEARCH GENE" shall mean a GENE identified by HGS pursuant to Paragraph 7.3.

2.15 "HGS TECHNOLOGY" shall mean (a) sequence data with respect to human DNA (and the corresponding clones) and expression products, (b) information on biological function of GENES, and (c) HGS clones, cell lines and vectors and all related information and data which during the term of this Agreement, are owned by HGS or to which HGS otherwise has the right to grant licenses, immunities or other rights thereunder.

2.16 "IND" shall mean an Investigational New Drug application filed with the Food and Drug Administration in the United States, or any similar filing with any foreign regulatory authority, to commence human clinical testing of a PRODUCT in any country.

2.17 "NET SALES" shall mean, with respect to a PRODUCT, the gross sales price invoiced by the seller (calculated on a PRODUCT by PRODUCT basis) to THIRD PARTIES that are not (sub)licensees (except as set forth below), less normal and customary deductions actually paid or accrued by the seller for (i) normal and customary trade, cash and quality credits, discounts, refunds or government rebates; (ii) credits for claims, allowances or returns; retroactive price reductions; chargebacks or the like; and (iii) sales taxes, duties and other government charges (including value added tax), but excluding what is commonly known as income taxes. NET SALES shall not include sales among the seller, its (sub)licensees and their respective AFFILIATES for resale, provided that NET SALES shall include the amounts invoiced by the seller, its sublicensees and their respective AFFILIATES to THIRD PARTIES on the resale of such PRODUCT. Sales between or among a party, its (sub)licensees and their respective AFFILIATES shall be included within NET SALES only if such purchaser is an end-user of such PRODUCT.

2.18 "PRODUCT(S)" shall mean EXCLUSIVE VICAL PRODUCT(S) and EXCLUSIVE HGS PRODUCT(S).

2.19 "RESEARCH PLAN" shall mean a plan for research and development of a PRODUCT in the FIELD, which includes, at a minimum, scientific data, research and development efforts, and research and development milestones.

2.20 "RESEARCH TERM" shall mean the period beginning on the Effective Date and ending on September 30, 2004.

2.21 "SB" shall mean SmithKline Beecham Corporation and/or SmithKline Beecham p.l.c., as defined in the SB/HGS LICENSE AGREEMENT.

2.22 "SB/HGS LICENSE AGREEMENT" shall mean the SB/HGS License Agreement dated June 28, 1996 between SmithKline Beecham Corporation, SmithKline Beecham p.l.c. and Human Genome Sciences, Inc., as the same may be amended from time to time.

2.23 "SP" shall mean Schering Corporation and/or Schering Plough Ltd., as defined in the SP/HGS GENE THERAPY LICENSE AGREEMENT.

2.24 "SP/HGS GENE THERAPY LICENSE AGREEMENT" shall mean the Gene Therapy Collaboration and License Agreement between HGS and SP, dated June 28, 1996.

2.25 "SPC" shall mean a right based upon an underlying patent such as a Supplementary Protection Certificate.

2.26 "THIRD PARTY" shall mean any party other than HGS or VICAL or an AFFILIATE of

         VICAL or HGS.

2.27 "VICAL IMPROVEMENTS" shall mean all patentable or unpatentable inventions, discoveries or other technology regarding VICAL TECHNOLOGY, but expressly excluding a formulation or combination of a GENE and the delivery vehicle for such GENE, made or conceived by HGS solely or jointly with others during the term of this Agreement, and which resulted from the use of VICAL TECHNOLOGY.

2.28 "VICAL PATENT(S)" shall mean (a) all patent applications filed in any country before or after the Effective Date; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation, utility and design patents and certificates of invention, further including but not limited to those patents listed in Appendix A; and (c) all continuations, continuations-in-part, divisional, additions, reissues, renewals, re-examinations or extensions, or SPCs to any such patents and patent applications; in each case which during the term of this Agreement are or become owned by VICAL or to which VICAL otherwise has, now or in the future, the right to grant licenses and which claim in whole or in part VICAL TECHNOLOGY or the use thereof in the FIELD.

2.29 "VICAL RESEARCH GENE" shall mean a GENE identified by VICAL pursuant to Paragraph 7.2.

2.30 "VICAL TECHNOLOGY" shall mean (a) DIRECT INJECTION TECHNOLOGY, (b) CYTOFECTIN DELIVERY TECHNOLOGY, and (c) DNA PROCESS TECHNOLOGY.

3        GRANTS AND COVENANTS

HGS PRODUCTS

3.1 Subject to the terms and conditions of this Agreement, VICAL grants to HGS a non-exclusive, non-transferable, worldwide license (without the right to grant sublicenses) under VICAL TECHNOLOGY and VICAL PATENTS to perform research and preclinical development in the FIELD during the RESEARCH TERM using HGS RESEARCH GENES.

3.2 Subject to the terms and conditions of this Agreement, VICAL hereby grants to HGS non-exclusive, non-transferable options to obtain licenses under Paragraph 3.3 for up to three (3) HGS RESEARCH GENES exercisable during the RESEARCH TERM of this Agreement in accordance with the provisions of Article 4.

3.3 Subject to the terms and conditions of this Agreement, with respect to EXCLUSIVE HGS PRODUCTS directed to an HGS RESEARCH GENE for which HGS has exercised an option under Paragraph 3.2 and VICAL is obligated to grant a license pursuant to Paragraph 4.3, VICAL grants to HGS an exclusive worldwide license (with the right to grant sublicenses) under VICAL TECHNOLOGY and VICAL PATENTS to research, develop, make, have made, use, import, export, offer to sell and sell such EXCLUSIVE HGS PRODUCTS in the FIELD.

3.4 For any sublicense granted by HGS to an AFFILIATE or THIRD PARTY pursuant to the provisions of Paragraph 3.3, HGS shall provide VICAL with a copy of each sublicense granted hereunder promptly after executing the same; provided, however, that HGS shall have the right to redact any confidential terms from the copy provided to VICAL. Any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement, and HGS shall remain responsible for all payments due to VICAL.

VICAL PRODUCTS

3.5 Subject to the terms and conditions of this Agreement, HGS grants to VICAL a non-exclusive, non-transferable, worldwide license (without the right to grant sublicenses), under HGS TECHNOLOGY and HGS PATENTS to perform research and preclinical development in the FIELD during the RESEARCH TERM using VICAL RESEARCH GENES.

3.6 Subject to the terms and conditions of this Agreement, HGS hereby grants to VICAL non-exclusive, non-transferable options to obtain licenses under Paragraph 3.7 for up to three (3) VICAL RESEARCH GENES exercisable during the RESEARCH TERM of this Agreement in accordance with the provisions of Article 5.

3.7 Subject to the terms and conditions of this Agreement, with respect to EXCLUSIVE

         VICAL PRODUCTS directed to a VICAL RESEARCH GENE for which VICAL has exercised an option under Paragraph 3.6 and HGS is obligated to grant a license pursuant to Paragraph 5.3, HGS grants to VICAL an exclusive worldwide license (with the right to grant sublicenses) under HGS TECHNOLOGY and HGS PATENTS to research, develop, make, have made, use, import, export, offer to sell and sell such EXCLUSIVE VICAL PRODUCTS in the FIELD.

3.8 For any sublicense granted by VICAL to an AFFILIATE or THIRD PARTY pursuant to the provisions of Paragraph 3.7, VICAL shall provide HGS with a copy of each sublicense granted hereunder promptly after executing the same; provided, however, that VICAL shall have the right to redact any confidential terms from the copy provided to HGS. Any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement, and VICAL shall remain responsible for all payments due to HGS.

MISCELLANEOUS

3.9 During and after the RESEARCH TERM, VICAL agrees to use HGS TECHNOLOGY and HGS PATENTS only as licensed and permitted hereunder. During and after the RESEARCH TERM, HGS agrees to use VICAL TECHNOLOGY and VICAL PATENTS only as licensed and permitted hereunder.

3.10 The rights and licenses granted to HGS by VICAL are sublicensable and/or transferable by HGS to a THIRD PARTY only with respect to a specific EXCLUSIVE HGS PRODUCT and only in accordance with the provisions of this Agreement. The rights and licenses granted to VICAL by HGS are licensable and/or transferable by VICAL to a THIRD PARTY only with respect to a specific EXCLUSIVE VICAL PRODUCT and only in accordance with the provisions of this Agreement.

3.11 Notwithstanding anything to the contrary in this Agreement, HGS shall not grant any rights or license to a THIRD PARTY with respect to an EXCLUSIVE HGS PRODUCT unless HGS has first demonstrated IN VIVO biological activity for the EXCLUSIVE HGS PRODUCT in a relevant animal model. VICAL shall not grant any rights or license to a THIRD PARTY with respect to an EXCLUSIVE VICAL PRODUCT unless VICAL has first demonstrated IN VIVO biological activity for the EXCLUSIVE VICAL PRODUCT in a relevant animal model. Such evidence of IN VIVO biological activity must be statistically different (p < 0.05) from control for at least one data point.

3.12 Notwithstanding anything to the contrary herein, HGS shall own all right, title and interest in and to the HGS IMPROVEMENTS and all intellectual property rights therein and thereto. VICAL hereby irrevocably assigns, transfers and conveys to HGS all right, title and interest in and to the HGS IMPROVEMENTS and all intellectual property rights therein and thereto. VICAL shall take, and shall cause its AFFILIATES to take any and all actions and execute and deliver (or cause to be executed or delivered) any and all documents reasonably requested by HGS, at HGS' expense, in order to effect the foregoing assignment.

3.13 HGS hereby grants VICAL a non-exclusive, royalty-free, perpetual, worldwide, sublicensable license to HGS IMPROVEMENTS and the claims of any HGS PATENT covering such HGS IMPROVEMENTS but only to the extent that such claims cover HGS IMPROVEMENTS.

3.14 Notwithstanding anything to the contrary herein, VICAL shall own all right, title and interest in and to the VICAL IMPROVEMENTS and all intellectual property rights therein and thereto. HGS hereby irrevocably assigns, transfers and conveys to VICAL all right, title and interest in and to the VICAL IMPROVEMENTS and all intellectual property rights therein and thereto. HGS shall take, and shall cause its AFFILIATES to take any and all actions and execute and deliver (or cause to be executed or delivered) any and all documents reasonably requested by VICAL, at VICAL's expense, in order to effect the foregoing assignment.

3.15 VICAL hereby grants HGS a non-exclusive, royalty-free, perpetual, worldwide, sublicensable license to VICAL IMPROVEMENTS and the claims of any VICAL PATENT covering such VICAL IMPROVEMENTS, but only to the extent that such claims cover VICAL IMPROVEMENTS.

3.16 Notwithstanding anything to the contrary herein, during the period commencing upon the Effective Date and ending ***, HGS shall not request and VICAL shall not grant to HGS any license rights regarding GENES encoding ***.

3.17 No rights, other than those expressly set forth in this Agreement, are granted to HGS or VICAL hereunder, and no additional rights shall be granted to VICAL or HGS by implication, estoppel or otherwise.

4        HGS PRODUCTS

4.1 If HGS desires to exercise an option under Paragraph 3.2 for an HGS RESEARCH GENE, HGS shall do so by submitting to VICAL a written notice that describes the HGS RESEARCH GENE for which HGS seeks an exclusive license to use VICAL TECHNOLOGY and VICAL PATENTS. Such notice shall include the HGS Clone ID Number, the common name of such GENE, the amino acid sequence encoded by the GENE, and any other publicly known names of the GENE or the amino acid sequence.

4.2 VICAL shall grant an exclusive license pursuant to Paragraph 3.3 to the HGS RESEARCH GENE identified in such notice provided that (1) VICAL has not previously granted a license to a THIRD PARTY with respect to the identified GENE or essentially the same GENE; or (2) VICAL has not previously begun an active gene therapy program on such GENE or essentially the same gene. For the purposes of this Agreement the term "essentially the same" shall mean that the sequence of nucleotides comprising the GENE is at least *** homologous to such GENE. In the event that VICAL indicates to HGS that VICAL has previously begun a program to research and/or develop a product in the FIELD which utilizes, comprises, or is based on such GENE or essentially the same GENE, within sixty (60) days thereafter HGS shall have the right to notify VICAL that HGS at its cost and expense will have an independent THIRD PARTY reasonably acceptable to VICAL inspect VICAL's records with respect thereto solely for the purpose of verifying that VICAL has previously begun such research and development. VICAL

         ____________

*** Confidential material redacted and separately filed with the Commission.

         shall permit such independent THIRD PARTY to effect such inspection within a reasonable time after such notification provided that such THIRD PARTY signs an agreement of confidentiality acceptable to VICAL which includes a covenant that the only information which will be provided to HGS is whether or not VICAL has in fact begun such research and/or development.

4.3 Within thirty (30) days after receipt of a notice pursuant Paragraph 4.1, VICAL shall notify HGS in writing if VICAL does not have the right to grant HGS the license under Paragraph 3.3 for such GENE. Unless VICAL timely notifies HGS in writing that it does not have such a right, VICAL hereby grants to HGS the exclusive license under Paragraph
         3.3 for EXCLUSIVE HGS PRODUCTS directed to such GENE.

4.4 Following a grant to HGS under Paragraph 4.3 above, HGS shall not exercise its option for its second or third GENE, as the case may be, until the earlier of (a) the date on which HGS has granted to VICAL the first or second, as the case may be, exclusive license pursuant to Paragraph 3.7 for a GENE; or (b) the date *** after the date on which VICAL has granted to HGS its immediately preceding exclusive license pursuant to Paragraph 3.3 (the "HGS Holding Period"); provided, however, if VICAL receives written notice pursuant to Paragraph 5.2 or
         5.4 that a GENE requested by VICAL is not available, the HGS Holding Period shall continue until the later of (i) the expiration of the *** described in clause (b) above, and (ii) the earlier of (A) the date *** after the date on which VICAL receives the latest written notice from HGS pursuant to Paragraph 5.2 or 5.4, and (B) the date *** after the expiration of the *** described in clause (b) above.

4.5 Within thirty (30) days of the grant of each license under Paragraph 3.3, HGS shall provide VICAL with a RESEARCH PLAN for each HGS RESEARCH GENE for which license rights are granted.

4.6 HGS will have the sole responsibility for development and commercialization of EXCLUSIVE HGS PRODUCTS.

         ____________

*** Confidential material redacted and separately filed with the Commission.

4.7 VICAL agrees not to grant to any THIRD PARTY any rights or licenses in or to an EXCLUSIVE HGS PRODUCT or to the use of VICAL TECHNOLOGY or VICAL PATENTS with respect to essentially the same GENE which is encompassed by such EXCLUSIVE HGS PRODUCT.

4.8 HGS may not exercise an option to obtain an exclusive license under Paragraph 3.3 for EXCLUSIVE HGS PRODUCTS directed to more than three
         (3) GENES during the term of this Agreement.

4.9 During the term of this Agreement and for a period of two (2) years thereafter, HGS shall keep complete and accurate records of its research and development activities conducted under this Agreement regarding EXCLUSIVE HGS PRODUCTS and the results thereof. Within thirty
         (30) days after the end of each calendar year during the term of this Agreement, HGS shall prepare and provide VICAL with a reasonably detailed written report of such activities and results through such date.


5        VICAL PRODUCTS

5.1 If VICAL desires to exercise an option under Paragraph 3.6 for a VICAL RESEARCH GENE, VICAL may do so by submitting to HGS a written notice that describes the GENE for which VICAL seeks an exclusive license. Such notice shall include the HGS Clone ID Number, the common name of the GENE, the amino acid sequence encoded by the GENE, and any other publicly known names of the GENE or the amino acid sequence.

5.2 HGS shall grant an exclusive license pursuant to Paragraph 3.7 to the GENE identified in such notice provided that (1) HGS has not previously granted a license to a THIRD PARTY with respect to such GENE or essentially the same GENE; (2) the GENE is not directed to a therapeutic protein that HGS has obtained exclusive rights to pursuant to the SB/HGS LICENSE AGREEMENT and similar collaboration agreements;
         (3) HGS has not previously begun an active gene therapy program on the GENE or essentially the same GENE; or (4) SP has not exercised its option as described in Paragraph 5.3. For the purposes of this Agreement the term "essentially the same" shall mean that the sequence of nucleotides comprising the GENE incorporated in a product for GENE THERAPY licensed to a THIRD PARTY, or under development by HGS, is at least *** homologous to such GENE. In the event that HGS indicates to VICAL that HGS has previously begun a program to research and/or develop a product in the FIELD which utilizes, comprises or is based on such GENE or essentially the same GENE, within sixty (60) days thereafter VICAL shall have the right to notify HGS that VICAL at its cost and expense will have an independent THIRD PARTY reasonably acceptable to HGS inspect HGS' records with respect thereto solely for the purpose of verifying that HGS has previously begun such research and development. HGS shall permit such independent THIRD PARTY to effect such inspection within a reasonable time after such notification provided that such THIRD PARTY signs an agreement of confidentiality acceptable to HGS which includes a covenant that the only information which will be provided to VICAL is whether or not HGS has in fact begun such research and/or development.

5.3 Under the terms of the SP/HGS GENE THERAPY LICENSE AGREEMENT, HGS may not license a GENE to VICAL without first notifying SP and offering SP the right to license such GENE. SP has the right to exercise its option to such GENE within thirty (30) days after such notice from HGS. Accordingly, upon written notice from VICAL pursuant to Section 5.1 of its intent to exercise its option to a GENE, and if such GENE would otherwise be available for licensing to VICAL except for the SP option, HGS within ten (10) business days shall notify SP in writing that HGS intends to license the GENE to a THIRD PARTY. Such notice shall not identify VICAL as the THIRD Party. If SP fails to exercise the option within the thirty (30) day period, HGS shall grant an exclusive license to VICAL for the EXCLUSIVE VICAL PRODUCT.

5.4 Within ten (10) days after expiration of the SP option period described in Paragraph 5.3, HGS shall notify VICAL in writing if HGS does not have the right to grant VICAL the license under Paragraph 3.7 for such GENE. Unless HGS timely notifies VICAL in writing that it does not have such a right, HGS hereby grants to VICAL the exclusive

         ____________

*** Confidential material redacted and separately filed with the Commission.

         license under Paragraph 3.7 for EXCLUSIVE VICAL PRODUCTS directed to such GENE.

5.5 Following a grant to VICAL under Paragraph 5.4 above, VICAL shall not exercise its option for its second or third GENE, as the case may be, until the earlier of (a) the date on which VICAL has granted to HGS the first or second, as the case may be, exclusive license pursuant to Paragraph 3.3 for a GENE; or (b) the date *** after the date on which HGS has granted to VICAL its immediately preceding exclusive license pursuant to Paragraph 3.7 (the "VICAL Holding Period"); provided, however, if HGS receives written notice pursuant to Paragraph 4.2 or
         4.3 that a GENE requested by HGS is not available, the VICAL Holding Period shall continue until the later of (i) the expiration of the *** described in clause (b) above, and (ii) the earlier of (A) the date *** after the date on which HGS receives the latest written notice from VICAL pursuant to Paragraph 4.2 or 4.3, and (B) the date *** after the expiration of the *** described in clause (b) above.

5.6 Within thirty (30) days of the grant of the license under Paragraph 3.7 VICAL shall provide HGS with a RESEARCH PLAN for each VICAL RESEARCH GENE for which license rights are granted.

5.7 VICAL will have the sole responsibility for development and commercialization of EXCLUSIVE VICAL PRODUCTS.

5.8 HGS agrees not to grant to any THIRD PARTY any rights or licenses in or to an EXCLUSIVE VICAL PRODUCT or to the use of HGS TECHNOLOGY or HGS PATENTS in the FIELD with respect to essentially the same GENE which is encompassed by such EXCLUSIVE VICAL PRODUCT.

5.9 VICAL may not exercise an option to obtain an exclusive license under Paragraph 3.6 for EXCLUSIVE VICAL PRODUCTS directed to more than three
         (3) GENES during the term of this Agreement.

         ____________

*** Confidential material redacted and separately filed with the Commission.

5.10 During the term of this Agreement and for a period of two (2) years thereafter, VICAL shall keep complete and accurate records of its research and development activities conducted under this Agreement regarding EXCLUSIVE VICAL PRODUCTS and the results thereof. Within thirty (30) days after the end of each calendar year during the term of this Agreement, VICAL shall prepare and provide HGS with a reasonably detailed written report of such activities and results through such date.

6        MILESTONES AND ROYALTIES

EXCLUSIVE HGS PRODUCT

6.1 Within thirty (30) days of the granting by VICAL of an exclusive license for each EXCLUSIVE HGS PRODUCT, HGS shall pay to VICAL the sum of ***.

6.2 For the second and third EXCLUSIVE HGS PRODUCTS for which HGS obtains a license under Paragraph 3.3, but not for the first such EXCLUSIVE HGS PRODUCT, HGS shall pay to VICAL a milestone payment of *** upon start of a Phase III clinical trial. Such milestone payment shall be due and payable within thirty (30) days after the start of the trial, which for the purpose of this Paragraph 6.2 shall be the date the first patient is enrolled in the trial. In the event that no Phase III clinical trial is initiated prior to submission of an application for regulatory approval (e.g., a New Drug Application or a Biological License Application) of the PRODUCT, such milestone payment shall be due on the date such submission is submitted to the appropriate regulatory authority. The milestone payments provided in this Paragraph 6.2 shall only be made once for each EXCLUSIVE HGS PRODUCT and shall not be made in the case of improvements or modifications such as, but not limited to, changed forms, formats, formulations, indications, processes or protocols of an EXCLUSIVE HGS PRODUCT for which the payments were previously made.

6.3 Subject to Paragraph 6.4, for each EXCLUSIVE HGS PRODUCT, HGS shall pay to

         ____________

*** Confidential material redacted and separately filed with the Commission.

         VICAL a royalty of *** of NET SALES of the PRODUCT sold by HGS, and its
         (sub)licensees and their respective AFFILIATES.

6.4 Royalty obligations under Paragraph 6.3, with respect to an EXCLUSIVE HGS PRODUCT, shall terminate on a country-by-country basis and on an EXCLUSIVE HGS PRODUCT by EXCLUSIVE HGS PRODUCT basis on the later of
         (i) *** after first country-wide launch of such PRODUCT in such country or (ii) expiration of the last to expire VICAL PATENT licensed to HGS under this Agreement which covers the making, having made, importing, exporting, offering to sell or using or selling of such PRODUCT in such country.

6.5 In the event that HGS licenses an EXCLUSIVE HGS PRODUCT to a THIRD PARTY, HGS shall pay VICAL a percentage of all revenues received under the license for the EXCLUSIVE HGS PRODUCT, other than revenues received as earned royalties, or payments for R&D services provided by HGS to the licensee or monies to purchase equity in HGS at fair market value. The percentage applied to such payments will vary according to the development stage of the PRODUCT at the time such a license agreement is entered into, as follows:

         (a) If such PRODUCT is licensed to a THIRD PARTY prior to the filing of an IND in the United States (or its foreign equivalent in a Major Country), the percentage shall be ***;

         (b) If such PRODUCT is licensed to a THIRD PARTY after the filing of an IND in the United States (or its foreign equivalent in a Major Country) but before the completion of an initial Phase II(a) clinical trial, the percentage shall be ***;

         (c) If such PRODUCT is licensed to a THIRD PARTY after completion of an initial Phase II(a) clinical trial, the percentage shall be ***.

         ____________

*** Confidential material redacted and separately filed with the Commission.

EXCLUSIVE VICAL PRODUCT

6.6 Within thirty (30) days of the granting by HGS of an exclusive license for each EXCLUSIVE VICAL PRODUCT, VICAL shall pay to HGS the sum of
         ***.

6.7 For the second and third EXCLUSIVE VICAL PRODUCTS for which VICAL obtains a license under Paragraph 3.7, but not for the first such EXCLUSIVE VICAL PRODUCT, VICAL shall pay to HGS a milestone payment *** upon start of a Phase III clinical trial. Such milestone payment shall be due and payable within thirty (30) days after the start of the trial, which for the purpose of this Paragraph shall be the date the first patient is enrolled in the trial. In the event that no Phase III clinical trial is initiated prior to submission of an application for regulatory approval (e.g., a New Drug Application or a Biological License Application) of the PRODUCT, such milestone payment shall be due on the date such submission is submitted to the appropriate regulatory authority. The milestone payments provided in this Paragraph
         6.7 shall only be made once for each EXCLUSIVE VICAL PRODUCT and shall not be made in the case of improvements or modifications such as, but not limited to, changed forms, formats, formulations, indications, processes or protocols of an EXCLUSIVE VICAL PRODUCT for which the payments were previously made.

6.8 Subject to Paragraph 6.9, for each EXCLUSIVE VICAL PRODUCT, VICAL shall pay to HGS a royalty of *** of NET SALES of the PRODUCT sold by VICAL, and its (sub)licensees and their respective AFFILIATES.

6.9 Royalty obligations under Paragraph 6.8, with respect to an EXCLUSIVE VICAL PRODUCT, shall terminate on a country-by-country basis and on an EXCLUSIVE VICAL PRODUCT by EXCLUSIVE VICAL PRODUCT basis on the later of (i) *** after first country-wide launch of such PRODUCT in such country or (ii) expiration of the last to expire HGS PATENT licensed to VICAL under this Agreement which covers the making, having made, importing, exporting, offering to sell or using or selling of such

         ____________

*** Confidential material redacted and separately filed with the Commission.

         PRODUCT in such country.

6.10 In the event that VICAL licenses an EXCLUSIVE VICAL PRODUCT to a THIRD PARTY, VICAL shall pay HGS a percentage of all revenues received under the license for the EXCLUSIVE VICAL PRODUCT, other than revenues received as earned royalties, payments for R&D services provided by VICAL to the licensee or monies to purchase equity in VICAL at fair market value. The percentage applied to such payments will vary according to the development stage of the PRODUCT at the time such license agreement is entered into, as follows:

         (a) If such PRODUCT is licensed to a THIRD PARTY prior to the filing of an IND in the United States (or its foreign equivalent in a Major Country), the percentage shall be ***;

         (b) If such PRODUCT is licensed to a THIRD PARTY after the filing of an IND in the United States (or its foreign equivalent in a Major Country) but before the completion of an initial Phase II(a) clinical trial, the percentage shall be ***;

         (c) If such PRODUCT is licensed to a THIRD PARTY after completion of an initial Phase II(a) clinical trial, the percentage shall be ***.

MISCELLANEOUS

6.11 For purposes of this Article 6, (a) "Phase II(a) clinical trial" shall mean an initial human clinical trial in a Major Country that is intended to initially evaluate the effectiveness of a PRODUCT for a particular indication or indications in patients with the disease or indication under study, or that would otherwise satisfy requirements of 21 CRF 312.21(b); (b) "Phase III clinical trial" shall mean a human clinical trial in a Major Country the results of which could be used as pivotal to establish safety and efficacy of a PRODUCT as a basis for a marketing approval application submitted to the U.S. FDA or a foreign equivalent, or that would otherwise satisfy requirements of 21 CRF 312.21(c);

         ____________

*** Confidential material redacted and separately filed with the Commission.

         and, (c) "Major Country" shall mean the United States, any country in the European Union, Canada or Japan.

6.12 If, at the time when any milestone payment listed in the applicable Paragraph under this Article 6 with respect to a PRODUCT is due from a party, such party has not paid all other milestone payments (if any) previously listed in such Paragraph with respect to such PRODUCT, then at such time such party shall pay all such unpaid milestone payments (if any) previously listed in such Paragraph with respect to such PRODUCT. If, at the time of the first commercial sale of a PRODUCT by a party, its AFFILIATE or permitted licensee, such party has not paid all milestone payments (if any) listed in the applicable Paragraph under this Article 6 with respect to such PRODUCT, then at such time such party shall pay all such unpaid milestone payments (if any) listed in such Paragraph with respect to such PRODUCT.

6.13 The manner in which statements and remittances of royalty and other payments are handled is as set forth in Article 11 hereof.

6.14 All payments to be made hereunder shall be by wire transfer of immediately available funds to an account designated by VICAL or HGS, whoever is to be the recipient of such funds.

7        TECHNOLOGY TRANSFER

7.1 To assist VICAL in the selection of three (3) GENES for exclusive licensing pursuant to Paragraph 3.7, HGS scientists shall meet with VICAL scientists to discuss therapeutic areas of interest to VICAL and to develop criteria and search parameters for potential GENES of interest to VICAL. Upon VICAL's request, HGS shall search the HGS DATABASES for GENES that meet those criteria and parameters and will provide VICAL with a list of the candidates resulting from such searches.

7.2 VICAL shall have the right to identify a reasonable number of GENES (***) as VICAL

         ____________

*** Confidential material redacted and separately filed with the Commission.

         RESEARCH GENES. These genes may be based on the candidates identified pursuant to Paragraph 7.1 or may be independently identified by VICAL. For each such VICAL RESEARCH GENE, HGS will provide VICAL to the extent available all sequence data related to such GENE contained in the HGS DATABASES and any HGS clones related to that GENE. HGS will be required to furnish such data and clones only to the extent that HGS would be able to grant VICAL an EXCLUSIVE LICENSE to such GENE pursuant to Paragraph 3.7.

7.3 HGS shall have the right to identify a reasonable number of GENES (***) as HGS RESEARCH GENES.

7.4 To assist HGS in the utilization of VICAL TECHNOLOGY, VICAL scientists will meet with HGS scientists to discuss the application of VICAL TECHNOLOGY to HGS RESEARCH GENES and will provide to HGS any know-how or proprietary materials necessary for HGS to use the VICAL TECHNOLOGY with respect to an HGS RESEARCH GENE in accordance with the research license granted in Paragraph 3.1. VICAL will be required to furnish such information only to the extent that VICAL would be able to grant HGS an EXCLUSIVE LICENSE to such HGS RESEARCH GENE pursuant to Paragraph 3.3.

7.5 Pursuant to Paragraphs 7.1 and 7.4, HGS and VICAL agree to make their scientists reasonably available to the other.

8        PRODUCT DEVELOPMENT

8.1 VICAL shall use reasonable efforts to actively research, develop, market, promote and sell each royalty bearing EXCLUSIVE VICAL PRODUCT.

8.2 During the term of this Agreement and for a period of five (5) years thereafter, VICAL shall keep complete and accurate records of its activities conducted under this Agreement regarding the development and commercialization of EXCLUSIVE VICAL PRODUCTS

         ____________

*** Confidential material redacted and separately filed with the Commission.

         and the results thereof. Within thirty (30) days after the end of each calendar year during the term of this Agreement, VICAL shall prepare and provide HGS with a reasonably detailed written report of such activities and results, through such date.

8.3 If at any time VICAL elects not to continue the development and commercialization of an EXCLUSIVE VICAL PRODUCT, or fails to use reasonable efforts to actively research, develop, market, promote and sell each such PRODUCT as required by Paragraph 8.1, all relevant licenses granted by HGS pursuant to this Agreement shall terminate.

8.4 HGS shall use reasonable efforts to actively research, develop, market, promote and sell each royalty bearing EXCLUSIVE HGS PRODUCT.

8.5 During the term of this Agreement and for a period of five (5) years thereafter, HGS shall keep complete and accurate records of its activities conducted under this Agreement regarding the development and commercialization of EXCLUSIVE HGS PRODUCTS and the results thereof. Within thirty (30) days after the end of each calendar year during the term of this Agreement, HGS shall prepare and provide VICAL with a reasonably detailed written report of such activities and results, through such date.

8.6 If at any time HGS elects not to continue the development and commercialization of an EXCLUSIVE HGS PRODUCT, or fails to use reasonable efforts to actively research, develop, market, promote and sell each such PRODUCT as required by Paragraph 8.4 all relevant licenses granted by VICAL pursuant to this Agreement shall terminate; provided however, that if HGS is pursuing development and commercialization of a gene therapy product not derived from VICAL TECHNOLOGY, but directed to the same gene as the EXCLUSIVE HGS PRODUCT, HGS shall have the option at its sole discretion to retain the relevant VICAL licenses by paying to VICAL the milestones and royalties set forth in Paragraph 6.1, on the development and sale of such non-VICAL derived product.

9        CONFIDENTIALITY

9.1 During the term of this Agreement and for a period of *** following the expiration or earlier termination hereof, each party shall maintain in confidence the CONFIDENTIAL INFORMATION of the other party, and shall not disclose, use or grant the use of the CONFIDENTIAL INFORMATION of the other party except on a need-to-know basis to such party's AFFILIATES, directors, officers, employees, agents, independent contractors and such party's THIRD PARTY licensors of intellectual property rights (sub)licensed hereunder, and such party's consultants, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the CONFIDENTIAL INFORMATION of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party's CONFIDENTIAL INFORMATION. Upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the CONFIDENTIAL INFORMATION of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

9.2 All confidential information disclosed by one party to the other party shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this Agreement remains the property of the other party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent

         ____________

*** Confidential material redacted and separately filed with the Commission.

         party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

9.3 No public announcement or public disclosure concerning (i) the existence of or terms of this Agreement, (ii) research and/or discoveries made by one party, (iii) milestones achieved by one party, or (iv) exercise by one party of rights and options granted under this Agreement, shall be made, either directly or indirectly, by any other party to this Agreement without prior written notice and, except as may be legally required, or as may be legally required for a public offering of securities, or as may be required for recording purposes, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement, such agreement and/or approval not to be unreasonably withheld. Except as otherwise required by law, the party desiring to make any such public announcement or public disclosure shall inform the other party of the proposed announcement or disclosure at least five (5) business days prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. This Paragraph shall not apply to any information in a public announcement or public disclosure that is information essentially identical to that contained in a previous public announcement or public disclosure agreed to pursuant to this paragraph.

9.4 The confidentiality obligations under Paragraphs 9.1 and 9.2 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that to the extent practical such party (a) shall provide written notice thereof to the other party and consult with the other party prior to such disclosure with respect, thereto, and (b) shall provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof, and provide reasonable assistance as requested in connection therewith.

9.5 Both parties agree that all RESEARCH PLANS submitted by a party to the other party pursuant to this Agreement shall be strictly confidential and that all RESEARCH PLANS will not be utilized by or on behalf of the receiving party for any purpose other than as authorized under this Agreement.

9.6 Each party hereto acknowledges that the remedy at law for breach by any party of its obligations under this Section 9 is inadequate and that each party shall be entitled to equitable remedies, including injunctive relief, in the event of a breach by the other party.

9.7 The provisions of this Section 9 are in addition to an do not supercede and are not superceded by similar provisions in any other agreements.

10       PATENT PROSECUTION AND LITIGATION

10.1 All right, title and interest to the VICAL TECHNOLOGY and all patent rights and other intellectual property rights therein shall belong solely to VICAL. VICAL shall have the sole right and responsibility for the filing, prosecution and maintenance of patents and patent applications directed thereto.

10.2 All right, title and interest to the HGS TECHNOLOGY and all patent rights and other intellectual property rights therein shall belong solely to HGS. HGS shall have the sole right and responsibility for the filing, prosecution and maintenance of patents and patent applications directed thereto.

10.3 With respect to any patent covering HGS IMPROVEMENTS or VICAL IMPROVEMENTS that is a joint invention of both HGS and VICAL, HGS and VICAL shall share equally in the cost and expense thereof. Unless the parties otherwise agree, HGS shall be the lead party on HGS IMPROVEMENTS and VICAL shall be the lead party on VICAL IMPROVEMENTS. The lead party shall consult with the other with respect to strategies for filing, prosecution and maintenance of patents and patent applications for which it bears responsibility under this paragraph, and shall keep the other reasonably informed with regard to filing, prosecution and maintenance activity for such patents and patent applications. In the event the lead party does not intend to prepare, file, prosecute and/or maintain patent protection in any country with respect to such joint invention, the lead party shall notify the other party and the other party may assume such responsibility at its own cost and expense. Any patent on such joint invention shall be considered both an HGS PATENT and a VICAL PATENT.

10.4 Both parties will provide the other reasonable assistance to enable the other to prepare, file, prosecute and maintain patents pursuant to this
         Article 10.

10.5     In the event of the institution of any suit by a THIRD PARTY,

         (a) against VICAL, its AFFILIATES, or its licensees (other than HGS) for patent infringement involving the manufacture, use, import, export, offer for sale, sale, distribution or marketing of EXCLUSIVE VICAL PRODUCT, VICAL shall promptly notify HGS in writing. As between HGS and VICAL, VICAL shall be solely responsible for the cost and expense of such action and any liability, which results therefrom;

         (b) against HGS, its AFFILIATES, or its licensees (other than VICAL) for patent infringement involving the manufacture, use, import, export, offer for sale, sale, distribution or marketing of EXCLUSIVE HGS PRODUCT, HGS shall promptly notify VICAL in writing. As between HGS and VICAL, HGS shall be solely responsible for the cost and expense of such action and any liability, which results therefrom;

         (c) The party defending an action under this Paragraph 10.5 shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of the other party if it would adversely affect the patent rights of such party licensed hereunder.

10.6 In the event that HGS or VICAL becomes aware of actual or threatened infringement of a VICAL PATENT or HGS PATENT that claims an EXCLUSIVE VICAL PRODUCT or EXCLUSIVE HGS PRODUCT or the use thereof, that party shall promptly notify the other party in writing. The owner of the VICAL PATENT or HGS PATENT shall have the first right but not the obligation to bring, at its own expense, an infringement action against any THIRD PARTY and to use the other party's name in connection therewith. If the owner of the patent does not commence a particular infringement action within ninety (90) days, the other party, after notifying the owner in writing, shall be entitled to bring such infringement action, in its own name and/or in the name of the patent owner, at its own expense to the extent that such party is licensed thereunder. The foregoing notwithstanding, in the event that an alleged infringer certifies pursuant to 21 U.S.C. Section 355(b)(2)(A)(iv) against an issued VICAL PATENT or HGS PATENT that claims EXCLUSIVE VICAL PRODUCT or EXCLUSIVE HGS PRODUCT or the use thereof, as between the patent owner and the owner of the product, the party receiving notice of such certification shall immediately notify the other party of such certification, and if fourteen (14) days prior to expiration of the forty five (45) day period set forth in 21
         U.S.C. Section 355(c)(3)(C), the owner of the patent fails to commence an infringement action, the party receiving notice, in its sole discretion, at its own expense and to the extent that it is licensed under the patent, shall be entitled to bring such infringement action in its own name and/or in the name of the patent owner. The party conducting an action under this Paragraph 10.6 shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of the other party if it would adversely affect the patent rights of such party licensed hereunder. The licensing party (i.e., the patent owner) and the licensed party (i.e., the owner of the product) shall reasonably assist one another and cooperate in any such litigation at the other's request, each such party paying its own costs and expenses. The party conducting the litigation shall periodically reimburse the other party for its reasonable and actual out-of-pocket expenses incurred at the request of the party conducting the litigation for assisting in the litigation, which reimbursement shall be made within thirty (30) days of receipt by the party conducting the litigation of itemized invoices from the assisting party documenting such expenses.

10.7 Any recovery made by a party as the result of an action for patent infringement it has conducted under Paragraph 10.6 shall be distributed as follows:

         (a) The party conducting the action shall recover its actual out -of-pocket expenses, and then shall reimburse the other party for any unreimbursed actual and out-of-pocket expenses.

         (b) To the extent that the recovery exceeds the total of item (a), the excess shall be kept by the party conducting the action, provided, however, that to the extent that (i) the recovery is based on an award of lost sales/profits, and (ii) the party conducting the action would have incurred a royalty obligation to the other party based upon such sales, the party to whom such royalties would have been due shall receive a proportion of the excess recovery corresponding to the royalty percentage it would have otherwise been due.

10.8 The parties shall periodically keep one another reasonably informed of the status of their respective activities regarding any such litigation or settlement thereof.

11       STATEMENTS AND REMITTANCES

11.1 VICAL and HGS, as the case may be, shall keep and require its AFFILIATES and licensees to keep complete and accurate records of all sales and calculations for NET SALES of PRODUCTS. Each party shall have the right, at its expense, through an independent certified public accounting firm of nationally recognized standing reasonably acceptable to the other party, to examine pertinent financial records during regular business hours upon proper advance written notice during the life of this Agreement and for *** after its termination for the purpose of verifying and reporting to HGS or VICAL as to the computation of the royalty payments made hereunder during the preceding *** prior to the date of such examination; provided, however, that such examination shall not take place more often than once a year; provided further that such accountant shall report only as to the accuracy of the royalty statements and payments, including the magnitude and source of any discrepancy. VICAL, HGS, and their respective AFFILIATES and licensees shall be required to maintain such sales and royalty calculation records for ***. The accountant shall execute customary confidentiality agreements prior to any examination, reasonably satisfactory in form and substance to both parties, to maintain in confidence all information obtained during the course of any such examination, except for disclosure to the parties, as necessary for the above purpose.

11.2 Within sixty (60) days after the close of each calendar quarter, VICAL and HGS, as the case may be, shall deliver to the other party a true accounting of all amounts owing hereunder sold by it and its licensees and distributors during such calendar quarter and shall at the same time pay all amounts due.

11.3 All royalties and other payments due under this Agreement shall be payable in U.S. dollars.

11.4 Royalties payable on sales in countries other than the United States shall be calculated by

         ____________

*** Confidential material redacted and separately filed with the Commission.

         multiplying the appropriate royalty rate times the sales in each currency in which they are made and converting the resulting amount into United States dollars, at the rates of exchange as reported in The Wall Street Journal as published under the caption

          "Currency Trading", on the last business day in New York, New York of each royalty period. If the Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication as all parties reasonably agree. Such payments shall be without deduction of exchange, collection, or other charges. If, due to restrictions or prohibitions imposed by a national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution, and the parties will deal with such monies as the other party may lawfully direct at no additional out-of-pocket expense to the party owed the royalty. Notwithstanding the foregoing, if royalties cannot be remitted for any reason within six (6) months after the end of the calendar quarter during which they are earned, then the party owing the royalty shall be obligated to deposit the royalties in a bank account in the country of sale in the name of the other party. Each party shall deduct any taxes which the party is obligated to pay and/or withhold in a country based on royalties due to the other based on sales in such country from royalty payments due for such country under this Agreement and pay them to the proper authorities as required by applicable laws. Each party shall maintain official receipts of payment of any such taxes and forward these receipts to the other within sixty (60) days.

11.5 All payments to be made hereunder shall be by wire transfer of immediately available funds to an account designated by HGS or VICAL, whoever is to be the recipient of such funds.

12       TERM AND TERMINATION

12.1 This Agreement shall come into effect as of the Effective Date, and unless earlier terminated as provided in this Article 12, shall remain in full force and effect on a PRODUCT by PRODUCT and country-by-country basis, until the last to expire of the applicable party's royalty obligations under this Agreement with respect to such PRODUCT in such country.

12.2 A party shall have the right to terminate this Agreement with respect to any PRODUCT upon the material breach by the other party of the other party's obligations with respect to such PRODUCT under Article 8 if such breach is not cured within sixty (60) days after receipt of written notice from such party thereof. Notwithstanding the foregoing, a party may not terminate this Agreement during the pendency of an arbitration proceeding under this Agreement in which the other party reasonably contests whether it has failed to meet its obligations under
         Article 8.

12.3 A party shall have the right to terminate this Agreement in its entirety (a) upon the material breach by the other party of the other party's obligations to pay any amounts owing hereunder, if such breach is not cured within thirty (30) days after receipt of written notice from such party thereof, or (b) upon the material breach by the other party of the other party's obligations (other than obligations under Article 8 or obligations to pay any amounts owing hereunder), if such breach is not cured within sixty (60) days after receipt of written notice from such party thereof. Notwithstanding the foregoing, a party may not terminate this Agreement during the pendency of an arbitration proceeding under this Agreement in which the other party reasonably contests whether a royalty or other amount is due hereunder, or whether it has failed to satisfy its other obligations hereunder.

12.4 Either party, may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

12.5 Neither party shall have the right to terminate this Agreement except under Paragraphs 12.2, 12.3 and 12.4, provided however that nothing in this Agreement shall limit any remedies for breach which may be available pursuant to a judgment of a court, in law or equity, including termination of this Agreement or of any or all rights hereunder, except that any action seeking remedies for breach of this Agreement shall be conducted in accordance with Article 16.

12.6 Notwithstanding termination of this Agreement, the rights and obligations of the parties under Articles 9, 10, 12, 13, 14 and 16 and Paragraphs 3.12, 3.13, 3.14 and 3.15 shall survive such termination, as well as any provision not specified in this paragraph which is clearly meant to survive termination of this Agreement. Upon expiration of this Agreement under Paragraph 12.1 with respect to a particular PRODUCT in a particular country, the licenses granted under Paragraphs 3.3 and 3.6 under VICAL TECHNOLOGY and HGS TECHNOLOGY shall survive on a non-exclusive basis.

12.7 Termination of the Agreement in accordance with the provisions hereof shall not limit remedies that may be otherwise available in law or equity.

13       WARRANTIES AND REPRESENTATIONS

13.1 Each of HGS and VICAL hereby represents, warrants and covenants to the other, as of the date of this Agreement, as follows:

         (a) it is a corporation duly organized and validity existing under the laws of the state of its incorporation;
         (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;
         (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, the right, power and authority to grant the licenses under Article 3;
         (d) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof to such party's best knowledge does not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and
         (e) this Agreement constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles.

13.2 No party to this Agreement has in effect, and, after the date of this Agreement, no party shall enter into any written agreement that would be inconsistent with its obligations under this Agreement.

13.3 NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY THAT VICAL PATENTS OR HGS PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE OR THE EXERCISE OF HGS TECHNOLOGY OR VICAL TECHNOLOGY DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES. A HOLDING OF INVALIDITY OR UNENFORCEABILITY OF ANY SUCH PATENT, FROM WHICH NO FURTHER APPEAL IS OR CAN BE TAKEN, SHALL NOT AFFECT ANY OBLIGATION HEREUNDER, BUT SHALL ONLY ELIMINATE ROYALTIES OTHERWISE DUE UNDER SUCH PATENT FROM THE DATE SUCH HOLDING BECOMES FINAL.

13.4 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN HGS AND VICAL MAKE NO REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

13.5 Each party shall use any materials provided by the other party under this Agreement in compliance with all applicable laws and regulations.

14       INDEMNIFICATION

14.1 VICAL shall defend, indemnify and hold harmless HGS, its AFFILIATES, licensors of HGS and each of their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demands, actions or proceedings by any THIRD PARTY which are made or instituted against any of them arising out of the development, manufacture, possession, distribution, use, testing, sale or other disposition of any EXCLUSIVE VICAL PRODUCT by or through VICAL, its AFFILIATES or any THIRD PARTY granted rights by VICAL under this Agreement. VICAL's obligation to defend, indemnify and hold harmless shall include claims, demands, actions or proceedings, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of an indemnified party. VICAL shall have the exclusive right to control the defense of any action which is to be indemnified in whole by VICAL hereunder, including the right to select counsel reasonably acceptable to HGS to defend HGS and the indemnified parties hereunder, and to settle any claim, demand, action or proceeding, provided that, without the prior written consent of HGS (which shall not be unreasonably withheld or delayed), VICAL shall not agree to settle any claim, demand, action or proceeding against HGS to the extent such claim has a material adverse effect on HGS. The provisions of this Paragraph 14.1 shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and the obligation hereunder shall apply whether or not such claims are rightfully brought. VICAL shall require each licensee to agree to indemnify HGS in a manner consistent with this Paragraph 14.1.

14.2 HGS shall defend, indemnify and hold harmless VICAL, its AFFILIATES, licensors of VICAL and each of their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demands, actions or proceedings by a THIRD PARTY which are made or instituted against any of them arising out of the development, manufacture, possession, distribution, use, testing, sale or other disposition of EXCLUSIVE HGS PRODUCT by or through HGS, its AFFILIATES or any THIRD PARTY granted rights by HGS under this Agreement. HGS' obligation to defend, indemnify and hold harmless shall include claims, demands, actions or proceedings, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of an indemnified party. HGS shall have the exclusive right to control the defense of any action which is to be indemnified in whole by HGS hereunder, including the right to select counsel reasonably acceptable to VICAL to defend VICAL and the indemnified parties hereunder, and to settle any claim, demand, action or proceeding, provided that, without the prior written consent of VICAL (which shall not be unreasonably withheld or delayed), HGS shall not agree to settle any claim, demand, action or proceeding against VICAL to the extent such claim has a material adverse effect on VICAL. The provisions of this Paragraph 14.2 shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and the obligation hereunder shall apply whether or not such claims are rightfully brought. HGS shall require each licensee to agree to indemnify VICAL in a manner consistent with this Paragraph 14.2.

14.3     A person or entity that intends to claim indemnification under this
         Article 14 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the other party, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicts of interest between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 14 shall not apply to amounts paid in settlement of any claim, demand, action or proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 14, but failure to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 14. The Indemnitee under this Article 14, its employees and agents, shall cooperate reasonably with the Indemnitor and its legal representatives in the investigations of any claim, demand, action or proceeding covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

15       FORCE MAJEURE

15.1 If the performance by a party of any obligation under this Agreement (other than an obligation for a payment of money), is prevented, restricted, interfered with or delayed by reason of any reasonable, unforeseeable cause beyond the reasonable control of the party liable to perform, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

16       DISPUTE RESOLUTION

16.1 This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware (without reference to the conflicts of law principles thereof).

16.2 In the event of any controversy, dispute or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall use good faith efforts to settle such controversy, dispute, or claim amicably between themselves.

16.3 Should the parties fail to reach mutually acceptable settlement of any controversy, dispute or claim which may arise out of or in connection with this Agreement, or the breach, termination or validity thereof (other than with respect to patent validity) shall be settled by final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as herein provided.

         (a) The Arbitration Tribunal shall consist of three arbitrators. Each party shall nominate in the request for arbitration and the answer thereto one arbitrator and the two arbitrators so named will then jointly appoint the third arbitrator as chairman of the Arbitration Tribunal. If one party fails to nominate its arbitrator or, if the parties' arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the necessary appointments shall be made under the rules of the AAA.

         (b) The place of arbitration shall be in Chicago, Illinois and the arbitration proceedings shall be held in English. The procedural law of the State of Illinois shall apply where the AAA Rules are silent.

The award of the Arbitration Tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement. Notwithstanding the foregoing, nothing contained herein shall prevent either party from seeking interim relief from a court of competent jurisdiction pending the establishment of or a decision by a panel of arbitrators.

17       SEPARABILITY

17.1 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

17.2 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

17.3 In the event that the terms and conditions of this Agreement are materially altered as a result of Paragraphs 17.1 or 17.2, the parties will, in good faith, renegotiate the terms and conditions of this Agreement to resolve any inequities.

18       ENTIRE AGREEMENT

18.1 This Agreement, together with the Appendices hereto, entered into as of the date written above constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

19       NOTICES

19.1 Any notice required or permitted under this Agreement shall be hand-delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by fax with written confirmation by mail, to the following addresses of the parties:

                  HUMAN GENOME SCIENCES, INC.
                  9410 Key West Avenue
                  Rockville, MD  20850
                  Attn:  Senior Vice President, Corporate Development
                  Fax:   301-762-5181

                  copy to:
                  HUMAN GENOME SCIENCES, INC.
                  9410 Key West Avenue
                  Rockville, Maryland 20850
                  Attn:  General Counsel
                  Fax:   301-309-8439

                  VICAL INCORPORATED
                  9373 Towne Center Drive
                  San Diego, California  92121
                  Attn:  President
                  Fax:   858-646-1150

                  copy to:
                  PILLSBURY MADISON & SUTRO
                  50 Fremont Street
                  San Francisco, California 94105
                  Attn:  Thomas E. Sparks, Jr.
                  Fax:   415-983-7396

19.2 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

20       ASSIGNMENT AND CHANGE OF CONTROL

20.1 This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the parties and their respective permitted assignees and successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by a party without the prior written consent of the other party and any attempted assignment contrary to this Paragraph 20.1 shall be void and without force and effect. Notwithstanding the foregoing, a party may assign this Agreement and all its rights and obligations hereunder to any AFFILIATE or to any THIRD PARTY in connection with the transfer or sale of all or substantially all of its business, or all or substantially all of its assets to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction, without obtaining the consent of the other party, provided that the THIRD PARTY assignee or surviving entity assumes in writing all of its obligations under this Agreement.

20.2     ***

21       COUNTERPARTS

21.1 This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

22       WAIVER

22.1 Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express

         ____________

*** Confidential material redacted and separately filed with the Commission.

         written and signed waiver as to a particular matter for a particular period of time.

22.2 Notwithstanding the foregoing, in the event VICAL or HGS challenges whether any payments contemplated hereunder (including, without limitation royalties or milestones) are due, it shall have the right, but not the obligation, to make such payments under protest (reserving all rights hereunder) pending resolution of such dispute.

23       INDEPENDENT RELATIONSHIP

23.1 Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. No party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

24       FURTHER ACTIONS

24.1 Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the Effective Date.

VICAL INCORPORATED



BY:      /s/ Alain B. Schreiber
   ------------------------------
         Alain B. Schreiber, M.D.
Title:   President and Chief Executive Officer


HUMAN GENOME SCIENCES, INC.



BY:      /s/ Arthur M. Mandell
   ------------------------------
         Arthur M. Mandell
Title:   Sup. Corporate Development

                                   APPENDIX A
     ***























         ____________

*** Confidential material redacted and separately filed with the Commission.

                                   APPENDIX B

     ***




















         ____________

    *** Confidential material redacted and separately filed with the Commission.